As filed with the Securities and Exchange Commission on March 26, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DSW Inc.
(Exact name of registrant as specified in its charter)

Ohio                             31-0746639
(State or other jurisdiction of incorporation or organization)              (I.R.S. Employer Identification No.)

810 DSW Drive
Columbus, Ohio                             43219
(Address of Principal Executive Offices)                     (Zip Code)

DSW Inc.
2014 Long-Term Incentive Plan
(Full title of the plan)

William L. Jordan
Executive Vice President and Chief Administrative Officer
DSW Inc.
810 DSW Drive
Columbus, Ohio 43219
(Name and address of agent for service)

(614) 237-7100
(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Robert J. Tannous, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑                            Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
class A common shares, without par value	8,500,000	$37.83(2)	$321,555,000(2)	$37,365

(1)
This registration statement shall be deemed to cover an indeterminate number of additional DSW Inc. class A common shares, without par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The maximum aggregate offering price is based on a maximum of 8,500,000 shares registered for issuance under the DSW Inc. 2014 Long-Term Incentive Plan, multiplied by $37.83, the average of the high and low prices of the class A common shares, without par value, of DSW Inc. as reported on the New York Stock Exchange on March 19, 2015.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the DSW Inc. 2014 Long-Term Incentive Plan (the “Plan”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have previously been filed by DSW Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.    The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed on March 26, 2015 (File No. 001-32545).

2.    The Company’s Current Report on Form 8-K dated February 17, 2015 (filed on February 17, 2015).

3.    The description of the Company’s Class A Common shares, without par value, that is contained in the Company’s registration statement on Form 8-A filed with the Commission on June 23, 2005 (File No. 001-32545) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Ohio Law

Pursuant to section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify directors, officers and other persons under certain circumstances. In some circumstances, an Ohio corporation is required to indemnify directors and officers.

An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

If a director or officer is not successful in an action brought against the director or officer, he or she still may be indemnified under certain circumstances. In actions brought against a director or officer by any person (other than the corporation or on behalf of the corporation), the defendant director or officer may be indemnified for expenses, judgments, fines and amounts paid in settlement if it is determined that the defendant was acting in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. The determination of whether to indemnify an unsuccessful director or officer may be made by any of the following: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel; (iii) the shareholders; or (iv) a court of competent jurisdiction.

If a director or officer is not successful in an action brought by or on behalf of the corporation against the director or officer, the defendant director or officer may be indemnified only for expenses if it is determined that the defendant was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In an action brought by or on behalf of the corporation, if the director or officer is adjudged to be liable for negligence or misconduct, no indemnification for expenses is permitted unless authorized by court order. Similarly, if a director is not successful in an action brought by or on behalf of the corporation against a director where the only liability asserted is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, no indemnification for expenses is permitted under the statute.

Unless otherwise provided in the articles or regulations of a corporation and unless the only liability asserted against a director is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, directors (but not any other person) are entitled to mandatory advancement of expenses incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

Pursuant to Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation.

The statutory right of indemnification is not exclusive in Ohio, and a corporation may, among other things, grant rights to indemnification under the corporation’s articles, code of regulation or agreements. Ohio corporations are also specifically authorized to procure insurance against any liability that may be asserted against directors and officers, whether or not the corporation would have the power to indemnify such officials.

Code of Regulations

Article Five of the Company’s amended and restated code of regulations contains certain indemnification provisions adopted pursuant to authority contained in section 1701.13(E) of the Ohio Revised Code.

The Company’s amended and restated code of regulations provides for the indemnification of every person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, trustee, officer, partner, member or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, if he or she acted in good faith and in a manner in which he or she reasonably believed to be in and not opposed to the best interests of the Company, and, with respect to any criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company’s amended and restated code of regulations provides that the Company will not provide indemnification for any person (i) in such person’s capacity as a director of the Company in respect of any claim, issue or matter asserted in a proceeding by or in the right of the Company as to which such person will have been adjudged liable to the Company for an act or omission undertaken by such person with deliberate intent to cause injury to the Company or with reckless disregard for the Company’s best interests, (ii) in such person’s capacity other than that of a director of the Company in respect of any claim, issue or matter asserted in a proceeding by or in light of the Company as to which the indemnitee will have been adjudged to be liable to the Company for negligence or misconduct, or (iii) in any proceeding by or in the right of the Company in which the only liability asserted relates to the authorization of unlawful loans, dividends, distributions or repurchase of the Company’s own shares, absent a court order.

Indemnification Agreements

The Company has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the Company has agreed to indemnify an indemnitee to the greatest extent permitted by Ohio law as set forth above and in its code of regulations. Notwithstanding the foregoing, an indemnitee will not be entitled to indemnification under the indemnification agreement:

•
with respect to any claim brought or made by an indemnitee in a proceeding, unless the bringing or making of such claim has been approved or ratified by the board of directors; provided, however, that the foregoing does not apply to any claim brought or made by an indemnitee to enforce a right of an indemnitee under the indemnification agreement;

•
for expenses incurred by an indemnitee with respect to any action instituted by or in the name of the Company against the indemnitee, if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that each of the material defenses asserted by such indemnitee was made in bad faith or was frivolous;

•	for expenses and other liabilities arising from the purchase and sale by an indemnitee of securities in violation of section 16(b) of the Exchange Act or any similar state or successor statute; and

•
for expenses and other liabilities if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that the Company is prohibited by applicable law from making such indemnification payment or that such indemnification payment is otherwise unlawful.

Insurance

In addition, the Company provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

The above discussion of Ohio law, the Company’s amended and restated code of regulations, indemnification agreements, and insurance is not intended to be exhaustive and is respectively qualified in its entirety by such statutes, code of regulations, indemnification agreements, and insurance policies.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

For a full list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 26, 2015.

DSW INC.

By: /s/ William L. Jordan
William L. Jordan, Executive Vice President and
Chief Administrative Officer

EXHIBIT INDEX

Exhibit            Exhibit
Number            Description

4.1	Amended and Restated Articles of Incorporation of DSW Inc. dated May 25, 2011 (incorporated by reference to Exhibit 3.1 to DSW’s Form 8-K (file no. 001-32545) filed May 26, 2011).

4.2	Amendment to Amended and Restated Articles of Incorporation of DSW Inc. dated November 1, 2013 (incorporated by reference to Exhibit 3.1 to DSW's Form 8-K (file no. 001-32545) filed November 4, 2013).

4.3	Amended and Restated Code of Regulations of DSW Inc. (incorporated by reference to Exhibit 3.2 to DSW’s Form 10-K (file no. 001-32545) filed April 13, 2006).

4.4	DSW Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Appendix C to DSW’s definitive proxy statement (file no. 001-32545) filed April 30, 2014).

5.1 *	Opinion of Porter, Wright, Morris & Arthur, LLP.

23.1 *	Consent of Porter, Wright, Morris & Arthur, LLP (included in Exhibit 5.1 filed herewith). herein by reference).

23.2 *            Consent of Deloitte & Touche LLP.

24.1 *	Power of Attorney.

* Filed herewith.